                                                                     EXHIBIT 4.1
                                                                     -----------

Baxter




                                                                  Your Incentive
                                                                      Investment
                                                                   Plan Benefits




This book constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1993.

For non-English speaking employees

This book contains a summary in English of your plan rights and benefits under the Baxter Incentive Investment Plan. If you have any questions regarding the information in this book, please call the Baxter Benefits Line at 800-254-3780 for assistance.


================================================================================
This summary is intended to describe the Plan. It is based on official documents such as plan documents and trust agreements. Even though this summary is intended to be accurate, the official documents contain all of the specific plan provisions. If there are any discrepancies between this summary and the official plan documents, the official documents will govern. Nothing in this book says or implies that your plan participation is a guarantee of your continued employment with Baxter. Nor is it a guarantee that participation in the Plan by an active employee, a totally and permanently disabled employee, retiree, or other participant will exist or remain unchanged in future years. Baxter has the right--and sole discretion--to suspend, amend, or terminate this Plan at any time in any manner--to the extent permitted by law.

================================================================================


                                      -i

Introduction


The Baxter International Inc. and Subsidiaries Incentive Investment Plan (IIP) offers a range of investment options to help you tailor your savings and investment strategy. It's important to learn how these tools can help build your retirement savings.


--------------------------------------------------------------------------------
State Street Bank and Trust Company is the trustee and the recordkeeper for the IIP. You can reach State Street Bank as well as the IIP's automated telephone system through the Baxter Benefits Line (800-254-3780).

You can use the toll-free number to check your account balance, make investment elections and request distributions. Each of these activities is described later in this book. Once you receive a "PIN" (as described under Enrolling in the Plan in the "Plan Participation" section), just call the Baxter Benefits Line and listen closely to the prompts. Select prompt #2, then select prompt #1, to access the IIP's automated telephone system. (If you do not have touch-tone telephone, you may say your prompt selection instead.)

This book is a summary of the IIP -- in effect on July 1, 1997. It describes each IIP investment option, and includes other important facts about investing in the Plan. Please review this summary carefully before you make your investment elections. If you would like more information about the investment options, the "Where to Get Additional Information" section includes other information you may request.

Plan Participation


The Baxter IIP offers a way to build income for your retirement years. Through the IIP, you can contribute up to 12% of your eligible pay on a pre-tax basis. Baxter encourages you to save by matching your contributions, dollar for dollar, up to 3% of your eligible pay.


--------------------------------------------------------------------------------

Who is eligible

Generally, you are eligible to participate on the first day of the month after you complete one full year of employment, provided you are:

 .    employed by, and on the U.S. payroll of, Baxter or a subsidiary, division, or facility of Baxter which has adopted the Plan;

 .    not a member of a collective bargaining unit (unless participation is part of the bargaining agreement); and

 .    not a leased employee who is employed by another company that provides services to Baxter.

If you are hired on or after July 1, 1997, you become eligible to participate and can enroll, make pre-tax contributions and receive Baxter matching contributions as of the first day of the month following one full year of employment. You may, however, make rollover contributions to the IIP before you complete on full year of employment. (See Rollover contributions under the "Contributions to Your Account" section, page 4, for details.)

If you are rehired

If you stop working for Baxter before you complete one full year of employment, but are rehired within 12 months, you can begin making pre-tax contributions on the first day of the month following one full year from your original hire date, or on your rehire date (whichever is later).

                                       -2

If you stop working for Baxter before you complete on full year of employment, but are rehired after 12 months, you can begin making pre-tax contributions on the first day of the month following one full year of employment from your rehire date.

Enrolling in the Plan

You receive a Personal Identification Number (PIN) from State Street Bank approximately 30 days before you are eligible to enroll. You need to use your PIN when you enroll.

To enroll in the IIP, call the Baxter Benefits Line (800-254-3780; prompt #2, then prompt #1), and follow the IIP's automated telephone system's enrollment instructions. When you enroll, you need to use the touch-tone buttons on your telephone to:


 .    invest your money among the six IIP investment funds; and

 .    elect the percentage of your eligible pay you want to contribute on a pre-
     tax basis.

                                       -3

Contributions to Your Account

You may make two type of contributions to the Plan:

 .    pre-tax contributions; and

 .    rollover contributions

--------------------------------------------------------------------------------

Your pre-tax contributions are deducted from each of your paychecks. Baxter then matches a portion of your pre-tax contributions--known as "Baxter matching contributions"--and contributes these amounts to your account. You may also make rollover contributions. Rollover contributions are amounts you may contribute to your account from another retirement plan.

Your pre-tax contributions

You may contribute between 1% and 12% (in whole percentages) of your eligible pay on a pre-tax basis. Because the IIP is a "401(k)" plan, your contributions are allocated to the Plan before federal income taxes are withheld. In most areas, this tax advantage also applies to state and local income taxes. Because you contribute on a pre-tax basis, you reduce your current taxable income. As a result, you also reduce your taxes, which means tax-deferred saving for you. To see how pre-tax savings work, see "The Advantage of Pre-Tax Contributions" section on page 6.

Your eligible pay* includes your:

 .    salary or other regular pay;

 .    commissions;

 .    overtime and shift differentials;

 .    paid absences, lead pay, call-in pay, jury duty pay and military pay;

 .    mileage pay for long haul truckers; and

 .    cash bonuses under the MICP (or any other bonus programs approved by the
     Administrative Committee for this purpose).

A calendar-year maximum established by the Internal Revenue Services (IRS) applies to your pre-tax contributions. In 1997, the annual maximum is $9,500, which may increase in future years to account for inflation. If you reach this limit, the Plan automatically stops your contributions. Your contributions automatically resume at the same percentage at the beginning of the next year, unless you change your contributions election.

Your pre-tax contributions are based on your eligible pay./*/ In general, your eligible pay under the Plan does not include special payments such as one-time bonuses, educational reimbursements, expense allowances, severance pay, disability income not paid by Baxter, imputed income, discretionary awards, reimbursement from other benefit plans, workers' compensation payments, or company contributions to the Flexible Benefits Plan. If you are a commissioned sales representative and you are not reimbursed for expenses, the Plan uses 85% of your eligible pay. If you would like to know whether a particular type of compensation is included or excluded from eligible pay, refer to the legal plan document.

For 1997, the IRS limits eligible pay to $160,000. If you reach this amount during the year, the Plan automatically stops your contributions for the rest of the year. The IRS indexes this dollar limit to account for inflation, and may increase the limit in future years.

The law requires the IIP to place contribution limits on the amounts that higher-paid employees can contribute to the Plan. This is to ensure that the higher-paid employees do not contribute a substantially higher percentage of pay than lower-paid employees. If you exceed this limit, you will be notified and the Plan may return some of your contributions to you.

Changing or stopping your contributions

In general, if your eligibility ends (for example, you terminate or you transfer to a division of Baxter that does not participate in the Plan), you may not make any further contributions or receive Baxter matching contributions.

-------------
/*/ For a complete definition of eligible pay, please refer to the IIP Plan document. Please see the "Where to Get Additional Information" section to learn how to request a copy.

You may start, stop or change your pre-tax contributions once each calendar month. To do so, contact the IIP's automated telephone system through the Baxter Benefits Line (800-254-3780; prompt #2, then prompt #1). Your new pre-tax contributions election takes effect the next available pay period.

Remember, the Plan bases your pre-tax contributions on your eligible pay. So, any change in your eligible pay will automatically affect the amount you contribute.

Rollover contributions

If you worked for another employer before coming to work for Baxter and participated in that employer's qualified retirement plan, you may be eligible to make a rollover contribution from that plan to the IIP. You may make a rollover contribution at any time--even if you have not yet met the one-year service requirement.

Within certain limits, you can transfer (or "roll over") the money you accumulated under another qualified retirement plan to the IIP. If you transferred your money from another plan to a rollover IRA before joining Baxter, you can transfer the value of that IRA to the IIP. The rollover IRA, however, must hold only the money taken from a qualified retirement plan; no other contributions can be made to the rollover IRA.

     ----------------------------------------------------------------------
      A "qualified retirement plan" is an employer plan that meets IRS requirements. A rollover Individual Account (IRA) is an IRA that you set up to receive money from an employer-sponsored qualified retirement plan. With the IRA, you continue to shelter the money you've saved under the other plan from taxes. You must keep your rollover IRA (the IRA you've set up to receive money from an employer-sponsored qualified retirement plan) completely separate from any other IRA you might have.
     ----------------------------------------------------------------------

To make a rollover contribution, call the Baxter Benefits Line (800-254-3780; prompt #2, then prompt #1), and request a Rollover Contribution Form. If you have not met your one year of eligibility service requirement, you will need to talk to a customer service representative to request a Rollover Contribution Form. Complete the Form and return it to State Street Bank along with your rollover contribution check. State Street Bank must receive your rollover check within 60 days of the date on the distribution check in order for the rollover to qualify as a tax-free rollover. To process your request, State Street Bank must receive the completed Form and your rollover contribution check at the same time.

Once you terminate, you may not make a rollover contribution to the IIP. In addition, you may not roll over any benefits your spouse earns under another employer's plan. However, you may roll over any lump-sum distribution you may receive from the Baxter International Inc. and Subsidiaries Pension Plan.

     ----------------------------------------------------------------------
      Your Baxter matching contributions for the year equal the amount of pre-tax contributions you make for the year, up to a maximum of 3%
      of your eligible pay. Unlike many other plans, you don't have to wait until the end of the year to be credited with Baxter matching contributions. The Baxter matching contributions are credited at the end of each pay period.
     ----------------------------------------------------------------------

Baxter matching contributions

Each pay period, Baxter matches your pre-tax contributions--up to your first 3% of eligible pay--on a dollar-for-dollar basis. Even if your contributions stop because you reach the annual contribution limit ($9,500 in 1997). you continue to receive Baxter matching contributions, as long as you continue to participate in the Plan. Baxter matching contributions continue until you reach the maximum eligible pay limit ($160,000 in 1997).

You receive matching contributions based on your pre-tax contributions only. The company does not match your rollover contributions.

Accounts for prior plans with after-tax or profit-sharing contributions

Certain plans that were in effect before the IIP permitted employees to make after-tax contributions, or provided for employers profit-sharing contributions. For example, if you were employed by Baxter Travenol or American Hospital Supply before their merger, you may have participated in the Baxter Profit Sharing and Thrift Savings Plan or the American Profit Sharing

Plan. If this was the case, a special profit-sharing account and/or after-tax contributions account will be maintained for you under the IIP.

Similarly, if you were employed by a company that was acquired by Baxter, the acquired company maintained a defined contribution retirement plan with profit-sharing and/or after-tax contributions for its employees, and the plan was merged into the IIP a special profit-sharing account and/or after-tax contributions account will be maintained for you under the IIP.

THE ADVANTAGE OF PRE-TAX CONTRIBUTIONS

When you enroll in the IIP, you direct Baxter to treat a certain percentage of your eligible pay as pre-tax contributions. In addition, you direct Baxter to deposit your pre-tax contributions to your account.

--------------------------------------------------------------------------------

Since the dollars you contribute on a pre-tax basis are not included in your taxable pay, you defer paying income taxes on these amounts until you receive a payment from the Plan. Because you pay lower taxes, you have more money to save, use as you wish or contribute to the IIP. The example below shows how this works.

An example

To show the effect of pre-tax savings through the IIP, lets assume you earn $30,000 per year. Let's also assume you are married, you file a joint federal income tax return, you have two dependent children, and you contribute 6% of your pay on a pre-tax basis.

In this example, you save $1,800 whether you save on a pre-tax or after-tax basis. But, by making pre-tax contributions to the Plan, your spendable income increases by $270. In addition, you are eligible for Baxter matching contributions--in this case, an additional 3% of pay (or $900). You earn ownership rights to Baxter matching contributions through vesting. For a definition of "vesting," see the "Service and Vesting" section of this book.

This example is based on 1997 federal income tax rates. However, your personal savings on current taxes depends on your own tax status and financial situation.

     =========================================================================================
                                           Pre-Tax Savings           After-Tax Savings
                                           Through the IIP        Through Savings Account
     -----------------------------------------------------------------------------------------
     Annual Pay                                    $30,000                        $30,000
     -----------------------------------------------------------------------------------------
     Contributions before taxes                     -1,800                             -0
     -----------------------------------------------------------------------------------------
     Taxable income                                $28,200                        $30,000
     -----------------------------------------------------------------------------------------
     Federal income taxes                           -1,605                         -1,875
     -----------------------------------------------------------------------------------------
     Contribution after taxes                           -0                         -1,800
     -----------------------------------------------------------------------------------------
     Pay after federal income taxes                $26,595                        $26,325
     -----------------------------------------------------------------------------------------
     Additional take-home pay                         $270
     ------------------------------------------------------------------------------------------

INVESTMENT OPTIONS

You can invest your pre-tax contributions, rollover contributions (if any) and Baxter matching contributions in one or more of the IIP's available investment funds. You may divide your contributions among the six funds in any whole percentage increments, as long as they add up to 100%. (To learn how to allocate your contributions among the various funds, see Investment election examples, page 10, later in this section.)

--------------------------------------------------------------------------------

How to invest in the funds

To invest in the funds, first indicate how you want to invest your pre-tax contributions. Then, indicate how you want to invest your Baxter matching contributions. If you make a rollover contribution before you are eligible to make pre-tax contributions to the IIP, you need to make a separate investment election for these amounts.

You also may change the way you invest your existing IIP account balance among the available funds. This is called a "reallocation."

And, you can make this change without affecting how you invest your future contributions. For example, you may want to invest your existing account balance in relatively lower-risk funds while you invest your future contributions in higher-risk funds.

All investments involve some degree of risk. Several factors determine the risk level, including:

 .    changes in interest rates;

 .    the level of inflation;

 .    fluctuations in the stock market; and

 .    the earnings of a company.

As the level of risk increases, you can generally expect a higher rate of return. However, the value of your account will fluctuate depending on the options you select and the contributions

                                      -11
you and Baxter make. You should choose the level of risk and return that best suits your investment needs and goals.

--------------------------------------------------------------------------------
                           Relative Investment Risk

        Other Investment Options                      IIP Funds
--------------------------------------------------------------------------------
                                  Lower Risk
--------------------------------------------------------------------------------
          Money Market Funds

                                                  Stable Income Fund

                Bonds

                                                    Composite Fund

                                               S&P 500 Equity Index Fund

         Larger Company Stocks                    General Equity Fund

          International Stock                     International EAFE

                                                   Equity Index Fund

         Small Company Stocks

         Single Company Stocks                 Baxter Common Stock Fund

                                             Allegiance Common Stock Fund
--------------------------------------------------------------------------------
                                  Higher Risk

The IIP is covered by a special provision of federal law-Section 404(c) of the Employee Retirement Income Security Act (ERISA) and its related Department of Labor regulations. Under this provision, Baxter provides you with detailed information about the IIP investment options so that you can make informed decisions about how to invest your money. Because Baxter provides this information, the IIP fiduciaries (the people responsible for running the Plan) are not liable for any losses that are the direct and necessary result of your or your beneficiary's investment elections.

Except for the Baxter Common Stock Fund and the Allegiance Common Stock Fund, the funds are not publicly traded, although individual stocks within the funds may be publicly traded.

Stable Income Fund

This fund is designed to offer stable earnings from investments in interest-paying securities. A portion of these securities consists of investment contracts purchased from insurance companies. Generally, the interest rates on investment contracts are set at a fixed rate for the life of the contract.

A majority of the fund assets are invested in fixed income securities, such as corporate bonds and U.S. Treasury notes. Currently approximately 80% of the fund is invested in these actively managed fixed income securities.

ACTIVELY MANAGED (General Equity Fund and Composite Fund)

Use various strategies to identify companies believed to offer above-average expected returns. An actively managed fund's performance depends on the security selection, and its return may vary relative to the comparable index.
-------------------------------------------------------------------------------

Composite Fund


This actively managed fund offers you an investment portfolio of stocks and bonds. The bonds earn a fixed rate of interest. The rest of the portfolio consists of stocks. By including bonds, the fund reduces some of the risk (and some of the possible rewards) associated with a pure stock fund.

At the present time, approximately 20% of the fund is invested in government and corporate bonds. Even though the fund's mix of investments will vary in response to changing market conditions, the overall goal is to maintain a mix of about 65% stocks and 35% bonds.


S&P 500 Equity Index Fund

The S&P 500 Equity Index Fund is a passively managed fund that seeks to reflect the performance of the Standard & Poor's 500 Index--a widely recognized measure of large-company stock performance. The Standard & Poor's 500 Index is composed of 500 stocks traded on the NYSE, AMEX and Nasdaq National Market, and is designed to be a performance

                                      -13
benchmark for the U.S. stock markets. Since the stock market can be volatile, this fund is primarily designed for the longer-term investor.

General Equity Fund

This actively managed fund invests in the stocks of U.S. companies that the investment managers determine to have good value and growth potential. If the prices of these stocks increase, the General Equity Fund can realize a high rate of return on its investments. The fund also profits from dividends on stocks. This fund is primarily designed for the longer-term investor.

International EAFE Equity Index Fund

In this global economy, many investors know that opportunity exists in markets outside the U.S. This passively managed international fund invests in equities of large companies in Europe, Australia and the Far East, known as "EAFE" countries. The Morgan Stanley Capital International (MSCI) Europe, Australia, Far East (EAFE) Index is made up of approximately 1,100 stocks representing a substantial portion of the market capitalization of those markets. This international fund seeks to reflect the performance of the MSCI EAFE index.

With all assets invested in international stocks, the risk to your principal is high to very high. Fluctuations in currency exchange rates also contribute to this fund's risk level. The potential for long-term returns also is high.

Baxter Common Stock Fund

This fund invests primarily in Baxter common stock. The value of this fund depends upon the changes in the stock's price as well as dividend income. Your investment has a potential for a high return, but you must consider the uncertainly of the market. Although the fund holds some cash, it consists primarily of a single stock asset. This means the fund will move to reflect the price of the stock.

                                      -14

--------------------------------------------------------------------------------
PASSIVELY MANAGED (S&P 500 Equity Index Fund and International EAFE Equity Index
Fund)

Also called indexing. These managers hold a portfolio of securities that matches the performance of a market index. The most popular index fund is the S&P 500, which includes 500 of the largest U.S. companies.
--------------------------------------------------------------------------------

Allegiance Common Stock Fund

This fund is invested primarily in common stock of Allegiance Corporation, which was "spun off" from Baxter effective September 30, 1996. Accordingly, a portion of your IIP account was allocated to this fund only if a portion of your account was invested in the Baxter Common Stock Fund as of that date. Although the fund holds some cash, it consists primarily of a single stock asset. This means the fund will move to reflect the price of the stock.

Unlike the other six investment funds described above, you may not transfer any of your existing account balances into the Allegiance Common Stock Fund, and you may not elect that future contributions be invested in the fund. You may, however, transfer amounts out of this fund into any of the other investment funds.

Changing your investment elections

You may change your investment choices as often as once each calendar month on any day of the month. Except for the special restrictions that apply to the Allegiance Common Stock Fund, the Plan does not restrict your investment choices, nor does it penalize or adjust the value of your account if you want to change Your investment elections. If you want to change your investment elections, here's what you can do:

 .    You may make a separate investment election for your future employee contributions and a separate election for your future employer contributions once each calendar month.

 .    You may reallocate your accumulated employee contributions (pre-tax, after-
     tax and rollover contributions) and your accumulated employer contributions (matching and profit-sharing contributions) once each calendar month.

                                      -15

To make investment changes, call the IIP's automated telephone system through the Baxter Benefits Line (800-254-3780; prompt #2, then prompt #1). Any investment elections you make after 3:00 p.m. (Central Time) are applied the following business day.

How $1,000 would have grow in the IIP

The following table shows how a $1,000 investment in each of the IIP investment funds would have grown if you had invested the $1,000 one, three or five years ago.*

-------------------------------------------------------------------------------
                                                   1 Year    3 Years    5 Years
                                                     Ago       Ago        Ago
-------------------------------------------------------------------------------
Stable Income Fund                                 $1,064    $1,215     $1,403
-------------------------------------------------------------------------------
Composite Fund                                     $1,208    $1,541     $1,994
-------------------------------------------------------------------------------
S&P 500 Equity Index Fund                          $1,226       *          *
-------------------------------------------------------------------------------
General Equity Fund                                $1,263    $1,651     $2,202
-------------------------------------------------------------------------------
International EAFE Equity Index Fund               $1,050       *          *
-------------------------------------------------------------------------------
Baxter Common Stock Fund                           $992**    $1,825     $1,246
-------------------------------------------------------------------------------

*All estimates are approximate amounts and are based on fund performance for the period ending December 31, 1996. Long-term data is not available for the S&P 500 Equity Index Fund or the International EAFE Equity Index Fund.

**This does not include the dividend to the Allegiance Common Stock Fund on October 1, 1996.

Investment election examples

You can divide your money among the IIP's funds in any whole percentage increments, as long as they add up to 100%. Here are just two possibilities:

-------------------------------------------------------------------------------
                                                     Example 1       Example 2
--------------------------------------------------------------------------------
Stable Income Fund                                      20%             15%
--------------------------------------------------------------------------------
Composite Fund                                           0%              0%
--------------------------------------------------------------------------------
S&P 500 Equity Index Fund                               45%             70%
--------------------------------------------------------------------------------
General Equity Fund                                     30%              0%
--------------------------------------------------------------------------------
International EAFE Equity Index Fund                     2%              0%
--------------------------------------------------------------------------------
Baxter Common Stock Fund                                 3%             15%


                                      -16

---------------------------------------------------------------
                                      Example 1       Example 2
---------------------------------------------------------------
Total                                    100%            100%
---------------------------------------------------------------

Investment elections and reallocation of current account balances

Take a few minutes to fill out the work sheet on page 12 and have it handy whenever you call the Baxter Benefits Line to make your IIP investment and/or reallocation elections. When you call, you may elect the percentage of your eligible pay you want to contribute to the IIP and you may make separate investment elections as follows:

     . Investment elections for future contributions: You may elect how to invest your:

          .    future pre-tax and rollover contributions;

               and

          .    employer's future matching contributions.

     . Reallocation of existing accounts balances: You may elect how to reallocate your existing IIP account balance attributable to your:

          .    pre-tax, after-tax, and rollover contribution amounts; and

          .    employer matching and profit-sharing contributions.

If you are enrolling for the first time, you must elect your investment choices before you can elect the percentage you wish to contribute. Also note that if you do not already have an account balance, reallocation of current funds will not apply to you.

--------------------------------------------------------------------------------
If you want to transfer amounts out of the Allegiance Common Stock Fund, you must make this election separately through the IIP's automated telephone system. You cannot transfer amounts out of the Allegiance Common Stock Fund and also separately reallocate existing account balances among the other investment funds during any one month.
--------------------------------------------------------------------------------

                                      -17

Your Investment Election and Reallocation Work Sheet




----------------------------------------------------------------------------------------------------------------
Investment Option                       Future             Future             Current             Current
                                       Employee           Employer           Employee            Employer
                                     Contributions      Contributions      Contribution        Contribution
                                                                              Account             Account
                                                                              Balance             Balance
---------------------------------------------------------------------------------------------------------------
Stable Income Fund                     _______%           _______%           _______%            _______%
---------------------------------------------------------------------------------------------------------------
Composite Fund                         _______%           _______%           _______%            _______%
----------------------------------------------------------------------------------------------------------------
S&P 500 Equity Index Fund              _______%           _______%           _______%            _______%
----------------------------------------------------------------------------------------------------------------
General Equity Fund                    _______%           _______%           _______%            _______%
----------------------------------------------------------------------------------------------------------------
International EAFE Equity              _______%           _______%           _______%            _______%
Index Fund
----------------------------------------------------------------------------------------------------------------
Baxter Common Stock Fund               _______%           _______%           _______%            _______%
----------------------------------------------------------------------------------------------------------------
Total                                    100%               100%               100%                100%
----------------------------------------------------------------------------------------------------------------

INVESTMENT FEES AND EXPENSES

The Plan accounts for operating expenses, and handles voting and tender rights in a certain manner, as described below. In addition, all transactions made on your behalf remain confidential.

--------------------------------------------------------------------------------

     -----------------------------------------------------------------------
     The Plan does not charge any transaction fees, commissions, loads, deferred sales charges, or redemption or exchange fees to your account.
     -----------------------------------------------------------------------

Annual operating expenses

The Plan deducts operating expenses from the assets of each investment option. Operating expenses include fees paid to State Street Bank and Trust Company for plan recordkeeping, check processing and accounting services. Operating expenses also include fees paid to each fund manager for investment management services, and other expenses associated with operating the Plan. This deduction produces a minor reduction in each option's overall returns. For information on each investment option's annual operating expenses, see the IIP "Investment Options Booklet."

Voting and tender rights

Although you may invest your IIP savings in stocks or other securities that provide voting and tender rights to owners, these rights are not passed through to you (except in the case of the Baxter Common Stock Fund). The fund managers retain and exercise all voting, tender and other similar rights regarding investments in the Plan.

If you invest in the Baxter Common Stock Fund, you have the opportunity to exercise voting and tender rights. On occasion, you may receive proxy materials--when these are sent to all Baxter shareholders--and you may be asked to vote on selected issues. State Street Bank also is responsible for distributing proxy and other materials generally provided to Baxter shareholders. You generally return all voting directions to State Street Bank (or its agents) for aggregation and action.

State Street Bank retains voting and tendering rights with respect to the Allegiance Common Stock Fund.

Confidentiality of investment directions

State Street Bank and Trust Company administers your investment directions for all IIP funds, including the Baxter Common Stock Fund and the Allegiance Common Stock Fund. State Street Bank is able to implement all purchases and sales in the name of the IIP and does not identify you personally. As a result, your transactions and information related to your purchase, holding, voting and tendering of Baxter stock remains confidential.

The Investment Committee, appointed by the Finance Committee of Baxter's Board of Directors, is responsible for monitoring compliance with the procedures relating to the confidentiality of this information. You may contact the Investment Committee at the following address:


Investment Committee
c/o Employee Trusts Department
Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
847-948-2000

WHERE TO GET ADDITIONAL INFORMATION

You may need additional information about the Plan. Here's where to go to get the information you need.

--------------------------------------------------------------------------------

Financial statements

You may obtain prospectuses, financial statements, and other reports relating to an investment fund to the extent that such reports are provided to the Plan. Currently, the IIP funds are not required to prepare a prospectus.

Underlying assets

You may receive a list of assets held by each investment fund's portfolio, as well as the proportion of each asset to the portfolio's total assets.

Investment performance

You may get each fund's past and current investment performance. This information is available by calling the IIP's automated telephone system through the Baxter Benefits Line (800-254-3780; prompt #2; then prompt #1). Once you reach the IIP's automated telephone system, enter your Social Security number and PIN. To access fund performance information, press #1, followed by #2.

Account value

You can find out the value of each investment fund as it relates to your personalized account. In addition, you can get the value of your pre-tax contributions, rollover contributions, and Baxter matching contributions, which the Plan accounts for separately within your account.

Your account is valued each business day based on the fair market value of the trust fund at the end of each business day. You receive a quarterly statement that includes the status of your account, your contributions, contributions made by Baxter, your investment gains or losses, and your fund balances.

                ----------------------------------------------------
                You can request information from State Street
                Bank at no charge by writing to:

                State Street Bank and Trust Company
                c/o Baxter IIP Administration
                P.O. Box 1389
                Boston, Massachusetts  02104-1389

                Or you can request information by calling the IIP's automated telephone system through the Baxter
                Benefits Line (800-254-3780; prompt #2, then
                prompt #1).
                ----------------------------------------------------

SERVICE AND VESTING

In general, "service" means the length of time you work for Baxter. The Plan, however, uses "vesting service" to determine your ownership rights to Baxter matching contributions. (You are always 100% vested in your pre-tax and rollover contributions to the IIP as well as any amounts credited to a special after-tax or profit-sharing account on your behalf.) The Plan counts vesting based on "hours of service."

--------------------------------------------------------------------------------
Hours of service

If you are a regular full-time employee (which means you are regularly scheduled to work at least 35 hours per week), you automatically earn 45 hours of service for each week that you work at Baxter, provided you work at least one hour during that week. Otherwise, you earn hours of service based on the actual hours that you work during a plan year. Additionally, you earn hours of service for hours that you are away from work, such as:


 .    vacations and holidays; and

 .    jury duty.

You also are credited with hours for which back pay is awarded.

Hours of service are also credited for absences due to the following:


 .    illness and disability;

 .    layoff;

 .    authorized leave of absence (such as family or medical leave, excluding any absence from work under Baxter's "intermittent family leave" policy); and

 .    military duty (as long as you are reemployed under laws governing veterans'
     reemployment rights).

However, you do not receive more than 501 hours of service for any single period away from your job (except for military service). If you are away from your job for a single period of time for any one of the above reasons and your time away extends into the next plan year, you also could be credited with up to 501 additional hours in that next plan year.

Hours of service do not include hours for which you are paid under workers' compensation, unemployment compensation, or state disability insurance laws.

Vesting

The process of earning ownership rights to your benefit is called "vesting." Once you are fully vested, you have a right to all Baxter matching contributions allocated to your account (adjusted for any investment gains or losses).



     ---------------------------------------------------------------------
              After You                       Your Vesting in Baxter
                Earn:                       Matching Contribution Is:
     ---------------------------------------------------------------------
          1 years of service                            20%
     ---------------------------------------------------------------------
          2 years of service                            40%
     ---------------------------------------------------------------------
          3 years of service                            60%
     ---------------------------------------------------------------------
          4 years of service                            80%
     ---------------------------------------------------------------------
          5 years of service                           100%
     ---------------------------------------------------------------------


You earn ownership rights to Baxter matching contributions. You own 20% of your Baxter matching contributions after your first year of service. Your ownership increases at the rate of 20% per year with each year of service you have with Baxter, as shown in the following vesting schedule. After five years of service, you own 100% of your Baxter matching contributions.

You have a year of service for vesting purposes if you earn at least 1,000 hours of service during a plan year. You are credited with a year of service at the end of the pay period during which you complete 1,000 hours of service.

You also are fully vested no matter how much service you have with Baxter if you:

 .    terminate employment after age 55;

 .    discontinue working due to a total and permanent disability (as determined by the federal Social Security Administration) prior to termination of employment with Baxter; or

 .    terminate due to death.

Forfeitures

If you terminate before you are fully vested, you are entitled only to your vested Baxter matching contributions (adjusted for any investment gains or losses). If you are not 100% vested in your Baxter matching contributions, you forfeit the non-vested portion of this amount. The Plan uses forfeitures to offset Baxter's future matching contributions. In other words, forfeitures become part of Baxter's future matching contributions allocated to other employees' accounts.

Under some circumstances, your forfeited company matching contributions may be restored if you return to employment with Baxter. See if you return to work later in this section.

Break in service

Generally, if you are not actively employed, you stop earning service. This is called a "break in service." If you earn fewer than 501 hours of service in any plan year, you have a one-year break in service.

If you have a break in service, you may lose the service you earned under the Plan. But if you return to work for Baxter, any vesting earned before the break will be restored if you were partially or fully vested under the Plan at the time of the break. In other cases, you earn vesting service as a new employee from the date you are reemployed.

To avoid a one-year break in service, you are credited with hours of service if you are still employed by Baxter but are away from active work due to:


 .    your pregnancy;

 .    the birth of your son or daughter;

 .    the placement of a child with you for adoption or foster care;

 .    caring for your child immediately following birth or placement for adoption or foster care; or

 .    caring for your son, daughter, spouse, parent, or legal dependent who has a certified serious health condition.

You are credited with up to 501 hours of service for such an absence.

If you return to work

         ----------------------------------------------------------
         When you are rehired, State Street Bank will send your
         IIP PIN to your home. Once you receive your PIN, call the Baxter Benefits Line and use the IIP's automated telephone system to reenroll. You can begin making contributions to the IIP as of your rehire date.
         ----------------------------------------------------------

If you return to work at Baxter, you may be credited with your prior vesting service. The Plan uses your total vesting percentage to determine your ownership rights to future matching contributions made on your behalf. In addition, if you begin work before you have five consecutive one-year breaks in service, any Baxter matching contributions you may have forfeited will be restored if you repay the vested portion of your Baxter matching contributions you received from your account. You must repay the previously distributed Baxter matching contributions within 60 months of your reemployment.

If you are rehired within 30 days of your termination date, your pre-tax contributions automatically begin at the level in effect at your termination (unless you contact the IIP's automated telephone system through the Baxter Benefits Line, using the PIN you had prior to termination, and change your pre-tax contributions election).

In addition, certain employees who return to work after a period of military service are entitled to "make-up" pay deferrals. If you recently returned from military service, please contact the Plan Administrator for more information.

If you transfer


If you transfer to an employee group or a facility that is a Baxter affiliate but that is not participating in the Plan, you continue to earn eligibility and vesting service. However, you may not make pre-tax contributions under the IIP (nor do you receive Baxter matching contributions) while you are employed with the non-participating employee group or facility.

If you are not participating in the Plan at the time of the transfer because you have not yet completed the eligibility requirement, you still become eligible to participate after you complete the eligibility requirement. However, you can begin actively participating in the Plan only if and when you transfer back to a participating employee group or facility.

If you transfer from an employee group or facility that is not participating in the Plan, the Plan counts all your years of service with the non-participating employee group or facility for purposes of determining your eligibility and vesting service.

You may not begin to receive your IIP benefit until you terminate service from all Baxter employer groups (including non-participating and foreign employer groups). For more information regarding participating and non-participating employers, please refer to the IIP plan document, or contact the Baxter Employee Benefits Center (BEBC) through the Baxter Benefits Line.

                                      -27

LOANS

The IIP is designed to be a long-term savings vehicle. However, Baxter recognizes that there may be instances when you need temporary use of some of the money in your account.

     -----------------------------------------------------------------------
     The IIP has a loan feature that enables you to borrow a portion of your account balance. IIP loans are generally available for any purpose.
     -----------------------------------------------------------------------

When you borrow from the IIP, you essentially borrow from yourself at a fixed interest rate. The interest rate is equal to 1% over the prime rate in effect on the last day of the calendar month before the day you request your loan.
(The prime rate is the interest rate charged by financial institutions for loans to business borrowers.) For example, if the prime rate in effect is 9%, the resulting loan interest rate would be 10%. The actual rate depends on the rate in effect when you request your loan.

Loan amounts

If you want to request a loan, it must be for at least $500 and cannot be more than 50% of your vested account balance (up to a maximum loan amount of $50,000). The Plan reduces the $50,000 maximum by the highest outstanding balance of all loans to you, if any, during the last 12 months. You may have up to two outstanding loans at any one time. The Plan charges an application fee against your account balance for each loan that you request - even if your loan is not approved. Currently, the fee is $50 and is subject to change.

How to apply for a loan

To apply for an IIP loan, call the IIP's automated telephone system through the Baxter Benefits Line (800-254-3780; prompt #2, then prompt #1) and follow the voice instructions. You can apply for two types of loans:

 . non-residential loans (for example, tuition, home renovation, etc.), which may be taken for up to five years; and

 .    residential loans (for the purchase of your primary residence), which may be taken for up to ten years.


If you request a non-residential loan, you receive a loan check and loan agreement approximately five days after the Plan processes your loan. By endorsing the check, you agree to the terms and conditions of the loan as described in the loan agreement.

If you request a residential loan, you must provide documentation verifying the purchase. Once you call the IIP's automated telephone system through the Baxter Benefits Line (800-254-3780; prompt #2, then prompt #1), State Street Bank sends you a loan agreement and informs you of the type of supporting documentation needed. (A residential loan application is valid for only 30 days.) State Street Bank reviews your loan request within approximately five days after receipt of your application, and if your loan is approved, you receive a loan check in the mail. By endorsing the check, you agree to the terms and conditions of the loan as described in the loan agreement. If for some reason your application is denied, State Street Bank notifies you of the reason.

How a loan affects your account

Because the Plan subtracts the loan amount from your IIP account balance, the amounts you have invested in the various IIP funds are reduced accordingly on a pro-rata basis. However, the Plan first takes your loan amounts from your employer contribution accounts (first from your profit-sharing account and then from the vested portion of your employer matching account). Then, the Plan takes your loan amounts from your employee contribution accounts (first from your rollover account, then from your pre-tax account, and then from your after-tax account, if any).

Repaying the loan

You repay the loan principal plus interest through automatic, after-tax payroll deductions. You can repay the loan over a period of up to five years. However, if you use your loan to purchase your primary residence, you may repay the loan over a period of up to ten years. The Plan credits loan repayments to your account on a pro-rata basis based on your investment elections in effect at the time of each loan repayment. Repayments are credited first to your employer

                                      -29
contribution accounts, and then to your employee contribution accounts, in the same order explained above. You may, however, repay the entire outstanding loan balance at any time with no prepayment penalty. It's important to note that federal law prohibits the deduction of interest payments on this type of loan on individual tax returns.

If you terminate

If you terminate employment, you must repay any outstanding loan balances by the expiration date of the original term of the loan, or three months after your termination date (whichever is earlier). Otherwise, the Plan considers your outstanding loan balance "in default" and treats your loan as a taxable distribution from your account. Shortly after you terminate, the Plan notifies you of these repayment requirements.

If you are on a leave of absence

If you are on an unpaid authorized leave of absence from Baxter, contact the Baxter Benefits Line (800-254-3780; prompt #2, then prompt #1) and a customer service representative can inform you of how to continue making loan repayments. If you do not make a payment during your absence, the Plan considers any amounts due on your loan "in arrears." Once you return to work, to the extent permitted by law, these amounts are deducted in their entirety from your first paycheck. If the first paycheck is insufficient to pay these amounts, the amounts will be deducted from your subsequent paychecks until all loan repayments have been made. If you do not return to work and your employment with Baxter ends, you must repay your loan as described above in order to avoid a loan default.

                                      -30

WITHDRAWALS

The Plan's objective is to provide you with supplemental retirement income. Therefore, Baxter encourages you to leave your account invested for your future benefit. However, you may need access to a portion of your account balance when certain situations arise. The Plan allows for the following types of withdrawals, and limits all withdrawals to one per calendar month. In addition, even though the Plan allows withdrawals, the IRS applies certain penalties to early withdrawals. You may wish to consult a tax advisor before you request a withdrawal.

--------------------------------------------------------------------------------

Withdrawal of after-tax contributions

If you made any after-tax contributions, you may withdraw part or all of these funds (including earnings) at any time. You do not need to prove hardship to withdraw these funds. In addition, the Plan does not suspend your current pre-tax contributions if you take an after-tax withdrawal. If you made after-tax contributions prior to 1987, your withdrawal from your after-tax account will be tax-free to you up to the amount of these pre-1987 contributions. If you withdraw any after-tax contributions made after 1986, federal tax law requires that your withdrawal of post-1986 after-tax contributions be made proportionately from contributions and taxable earnings.

Withdrawal of rollover contributions

You also may withdraw part or all of the total value of your rollover contributions and earnings at any time and for any reason. If you take a withdrawal from your rollover contributions account, you do not incur a suspension of your current contributions.

Withdrawal of Baxter matching and profit-sharing contributions

If you are 100% vested and have five years of active plan participation (which means five years have elapsed since you began making pre-tax contributions), you may withdraw part or all of your Baxter matching and profit-sharing contributions and earnings. If you make this type of withdrawal, you cannot make any pre-tax contributions for six months after your withdrawal. In addition, you do not receive Baxter matching contributions during this six-month period. Your

                                      -31
pre-tax contributions automatically resume after the suspension period at the same rate you were contributing before your suspension (unless you contact the Baxter Benefits Line 800-254-3780; prompt #2, then prompt #1 and change your pre-tax contributions election).

Age 59 1/2 withdrawal

If you are over age 59 1/2 and 100% vested, you may withdraw your entire account balance, once per calendar year. The Plan does not suspend your right to make future contributions, so you can continue your pre-tax contributions.

Hardship withdrawal of pre-tax contributions

Under certain conditions, you may be eligible for a financial hardship withdrawal of your pre-tax contributions. The IRS requires you to meet specific financial hardship conditions to receive this type of withdrawal. A hardship withdrawal may be made for any one of these reasons:

 .    purchase of your primary residence;

 .    education expenses for you or your children

 .    uninsured medical expenses;

 .    to prevent eviction from or foreclosure on your primary residence; or

 .    to pay tax liability incurred as a result of the withdrawal.

You cannot withdraw more than the amount you need to satisfy your financial need, and you must exhaust all other available funds (for example, IIP loans and all other available IIP withdrawals). Your withdrawal will be distributed from your pre-tax contributions and pre-January 1, 1989 earnings, if available. (Under current tax law, you cannot withdraw earnings on your pre-tax contributions credited to your account on or after January 1, 1989.)

How a hardship withdrawal affects your account

The Plan suspends your pre-tax contributions for 12 months after a hardship withdrawal, and it may limit the amount you can contribute on a pre-tax basis during the year the suspension ends.

Your pre-tax contributions automatically begin after the 12-month period at the rate you were contributing before the suspension (unless you contact the Baxter Benefits Line 800-254-3780; prompt #2, then prompt #1 and change your pre-tax contributions election).

During the year in which the suspension ends, the Plan reduces the legal limit on your pre-tax contributions by the amount of contributions you made to the IIP during the year in which you took your hardship withdrawal. To show how this works, let's assume that as of May 31, 1996, you contributed $4,000 during 1996. Let's also assume that you took a hardship withdrawal at that time. After the 12-month suspension (May 31, 1997), you can begin making pre-tax contributions. However, instead of the full $9,500 (see Your pre-tax contributions in the "Contributions to Your Account" section), you can contribute only $5,500 to the IIP during the remainder of 1997.

Daily valuation of withdrawals

The Plan bases all withdrawals on the valuation of your account at the end of the business day on which the Plan processes and/or approves your application.

Processing of withdrawals

To request a withdrawal, contact the IIP's automated telephone system through the Baxter Benefits Line (800-254-3780; prompt #2, then prompt #1). Once you request a withdrawal, State Street Bank sends you a confirmation of your request and forwards a federally mandated Tax Information Notice to you. Seven days after your withdrawal request, and after you review the Tax Information Notice, you must call the IIP's automated telephone system again and instruct that your check be issued. Your check cannot be issued before the end of this seven-day period, and once the check is issued, you cannot return the check or request that the funds be returned to the IIP. Your withdrawal request is valid for only 30 days.

LOANS VS. WITHDRAWALS

If you are considering obtaining funds from the IIP, keep in mind that some basic differences exist between the loan and withdrawal provisions.

--------------------------------------------------------------------------------

The chart below summarizes some of the basic differences between the loan and withdrawal provisions.

======================================================================================================================
                      Loans                                           Withdrawals
----------------------------------------------------------------------------------------------------------------------
Amount Available      50% of total vested account balance             For certain withdrawals, Plan limits amounts
                                                                      available to certain accounts and funds
----------------------------------------------------------------------------------------------------------------------
Length of Service     Plan does not require you to participate for    For certain withdrawals, Plan requires you
                      any specific length of time before you can      to meet a minimum age requirement or
                      request a loan                                  participate for a specified number of years
----------------------------------------------------------------------------------------------------------------------
Suspension of         No suspension applies                           For certain withdrawals, Plan suspends your
Contributions                                                         pre-tax contributions
----------------------------------------------------------------------------------------------------------------------
Repayment             You repay your loan (plus interest)             No repayment
----------------------------------------------------------------------------------------------------------------------
Tax Penalties         No income tax or excise tax liabilities         For certain withdrawals and depending on
                      (provided you meet the terms of the loan        your age, certain income and excise taxes
                      agreement)                                      apply
----------------------------------------------------------------------------------------------------------------------

Neither Baxter, the Administrative Committee, the Investment Committee, the trustee, any employee or representative of Baxter, nor State Street Bank is responsible for advising you on the tax effects of your payments, withdrawals, or loans. Taxes are a complex subject and tax laws constantly change. Therefore, you may want to consult a tax advisor before you name a beneficiary or before you request a payment, withdrawal, or loan from the Plan.

PAYMENTS FROM THE PLAN

When you receive your account and how you receive your account may be as important to you as the amount you receive.

--------------------------------------------------------------------------------

When your account is paid

The Plan's primary objective is to help you accumulate retirement income. So, generally, you do not receive the funds in your account until you retire (unless your employment with Baxter terminates). If you die before you receive your account balance, your beneficiary--the person or persons you name to receive your account in case of your death receives your account balance.

Amount you will receive

Regardless of when or why you terminate, you are always entitled to the following (adjusted for investment gains or losses):

 .    your contributions to the Plan (your pre-tax and any rollover contributions);

 .    your vested Baxter matching contributions; and

 .    any prior after-tax contributions or profit-sharing contributions.

How your account is paid

When you terminate, you may choose how you want to receive your vested account balance. You have five payment options:

 .    lump-sum payment in cash;

 .    lump-sum payment in cash and actual shares of stock (for amounts invested in the Baxter Common Stock Fund);

 .    installments paid monthly, quarterly, semi-annually or annually;

 .    a life annuity; or

 .    a joint and survivor annuity.

If you elect installment payments, you continue to have the right to reallocate your remaining account balances. Amounts that are not paid continue to be invested in the manner you elect. Legal limits restrict the amount of installments and the period over which installments can be paid. If you elect the installment payment option, you may be able to change the frequency of your installment payments from time to time.

If you are married and elect an annuity, you must elect at least a 50% survivor annuity and you must name your spouse as your beneficiary (unless your spouse consents otherwise in writing with a notarized signature). If you are married and name someone other than your spouse as your beneficiary, or you elect a life annuity form, your spouse must consent to your beneficiary designation and waiver of the 50% survivor annuity form of benefit in the presence of a notary public.

Deferred payments

If you terminate and your total vested account balance is $3,500 or less, you receive your distribution in a lump-sum amount. If your vested account balance is more than $3,500 when you terminate, you can defer the payout of your account. If you defer, you can make the same reallocation investment choices as active participants can, and you may take a partial withdrawal from your account at any time. If your IIP account exceeded $3,500 at the time of any previous withdrawal, your account is always treated as if it exceeds $3,500.

Generally, if your employment terminates, the Plan must begin distribution of your vested account balance to you once you reach age 65. However, you may elect to continue to defer receiving your distribution until a date no later than the April 1 of the year following the year in which you turn age 70 1/2. State Street Bank will notify you of your right to defer past age 65 when you near your 65th birthday (if you have previously terminated employment with Baxter) or shortly after your termination (if you terminate at age 65 or later). This notice will inform you of the steps you need to take to either begin or defer your distribution.

If you continue to work after age 70 1/2, the Plan generally defers the payment of your account until your retirement. However, to the extent required by federal tax law, you may be given the opportunity to elect to begin receiving installment payments while still employed, beginning the April 1 of the year after the year in which you reach age 70 1/2.

Applying for a distribution

To request a distribution, contact the IIP's automated telephone system through the Baxter Benefits Line (800-254-3780; prompt #2, then prompt #1). After you request your distribution, State Street Bank sends you a confirmation of your request as well as a federally mandated Tax Information Notice. Seven days after your distribution request, and after you review the Tax Information Notice, you must call State Street Bank again and instruct that your check be issued. Your check cannot be issued before the end of the seven-day period. Once a check is issued, it cannot be returned, and the funds cannot be refunded to your account. Your distribution election is valid for only 30 days. If you want to receive your distribution in the form of an annuity, be sure to speak with a State Street Bank customer service representative.

In the event of your death, your beneficiary should contact the Baxter Employee Benefits Center (BEBC) through the Baxter Benefits Line. The BEBC will help your beneficiary apply for any IIP benefits.

Naming a beneficiary

     ------------------------------------------------------------------
     Your Beneficiary is the person who will receive your plan benefits if you die.
     ------------------------------------------------------------------

When you become eligible to participate, you receive an IIP Beneficiary Designation Form with your enrollment materials. You may designate an individual or a trust as your beneficiary. If you are married and you designate a beneficiary other than your spouse, your spouse must consent to your beneficiary designation in writing in the presence of a notary public. After you complete the IIP Beneficiary Designation Form, be sure to return it to the BEBC.

If you are married and you do not name a beneficiary, the Plan pays your benefits to your spouse. If you are not married and you do not name a beneficiary, the Plan pays your benefits to the following in the order listed:

 .    your surviving children; or if none,

 .    your surviving parents; or if none,

 .    your surviving brothers and sisters; or if none,

 .    your estate.

If you want to change your beneficiary, you can request an IIP Beneficiary Designation Form from the BEBC or State Street Bank by calling the Baxter Benefits Line.

TAX CONSIDERATIONS

If you take a distribution of all or part of your after-tax contributions, you do not have to pay any income taxes on that money since you paid taxes on the amounts before the money went into the Plan. However, you do have to pay taxes on the earnings on these amounts.

--------------------------------------------------------------------------------

At the time you take a distribution of your pre-tax contributions, Baxter matching contributions, rollover contributions, or profit-sharing contributions, the IRS considers those amounts taxable income. As a result, you owe income taxes on these contributions as well as any investment earnings at the time you receive the payment. In addition, a 10% penalty tax may apply to these withdrawals or distributions if you receive the withdrawal or distribution before you reach age 59 1/2.

Generally, you can roll over most distributions from the IIP to another qualified retirement plan or Individual Retirement Account (IRA). If you elect to have an eligible rollover distribution paid to you, by law, 20% federal income tax automatically will be withheld.

Contact State Street Bank for additional information on how to roll over your IIP distribution to another qualified retirement plan or an IRA.

Neither Baxter, the Administrative Committee, the Investment Committee, the trustee, any employee or representative of Baxter, nor State Street Bank is responsible for advising you on the tax effects of your payments, withdrawals, or loans. Taxes are a complex subject and tax laws constantly change. Therefore, you may want to consult a tax advisor before you name a beneficiary or before you request a payment, withdrawal, or loan from the Plan.

SITUATIONS AFFECTING YOUR PLAN BENEFITS


The IIP is designed to help you accumulate savings for retirement. But, some situations could affect Plan contributions and distributions.


 .    If you do not make proper application for benefits, do not provide necessary information, or do not provide Baxter with your current address, your benefits could be delayed.


 .    The law requires that the Plan limit the benefits payable to certain highly paid employees and to employees who participate in other Baxter plans that defer income to the future. If these limits affect you, you will be notified.

--------------------------------------------------------------------------------

Assignment of benefits

Your IIP benefits belong to you and may not be sold, assigned, transferred, pledged, or garnisheed. However:


 .    If you become divorced or legally separated, certain court orders could require that part of your account be paid to someone else--your former spouse or children, for example. This is known as a "qualified domestic relations order" or "QDRO." As soon as you are aware of any court proceedings that may affect your benefits, call the BEBC. Under Baxter's written QDRO Procedures, a "hold" will be placed on your account if the BEBC receives certain legal documents attempting to divide your IIP account as part of a divorce or other domestic relations proceeding. Under these circumstances, you are not permitted to take withdrawals, distributions, or loans from the IIP until the case is resolved. You can request a copy of the written QDRO Procedures from the BEBC.

 .    If you are (or your beneficiary is) unable to care for your (or your beneficiary's) own affairs, the Plan may make payments to someone who is authorized to conduct your affairs. This person may be a relative or court-appointed guardian.

If the Plan becomes "top-heavy"

As required by law, alternate plan provisions go into effect if the Plan becomes top-heavy. A plan is "top-heavy" if more than 60% of accumulated account balances are payable to "key employees." Currently, the IIP is not top-heavy. If the Plan becomes top-heavy in the future, you will notified.

        ---------------------------------------------------------------
          "Key employees" include officers, highly paid employees who are major stockholders, and the beneficiaries of officers
           and highly paid employees who are major shareholders.
        ---------------------------------------------------------------

Plan amendment or termination

The Administrative Committee has the right to amend the terms of the IIP at any time. Baxter's Board of Directors has the right to terminate the IIP at any time. If the IIP is terminated, benefits would generally be paid as described below:

 .    If the Baxter matching contribution is permanently discontinued for any reason, you generally will receive information on the continuation of the Plan.

 .    If the Plan is terminated, or if there is a partial termination affecting you, you immediately will be 100% vested in the value of your account as of the date of termination.

 .    If the Plan is terminated, the distribution of your account balance could be delayed until the IRS completes its review. Once this is done, your account balance could be paid immediately if the Plan is terminated. Regardless of any delays, you are entitled to the full value of your vested account.

Mergers, consolidations, or transfers

If the Plan is merged or consolidated with another plan, or if your account is transferred to another plan, your account balance under the new plan would, immediately after the change, at least equal the amount you would be entitled to if the Plan had been terminated just before the change.

Pension Benefit Guaranty Corporation (PBGC)

The IIP is a defined contribution plan, which means that the value of your account depends on the amount of contributions made and the performance of the investment funds. Federal law does not provide for benefits under plans of this type to be insured through the Pension Benefit Guaranty Corporation (PBGC), a federal government agency.

Appealing denied claims

Each person eligible for benefits under the IIP must make a claim for benefits to State Street Bank, by calling the Baxter Benefits Line. If such person's claim for benefits is denied in whole or in part, the Administrative Committee will cause the person to be furnished with a written notice within 90 days after receipt of such claim (or within 180 days after receipt if special circumstances require an extension of time). The written notice:

 .    specifies the reason for the denial;

 .    refers to the pertinent provisions of the Plan on which the denial is based;

 .    describes any additional material or information necessary for property completing the claim;

 .    explains why such material or information is necessary; and

 .    explains the claim review procedures.

A person (or such person's authorized representative) whose claim is denied under the procedures described above, or who has not received a response to a submitted claim within the time periods specified above, may request a review of the denied claim by written request to the Administrative Committee within 60 days after receiving notice of the denial. In connection with such request, the person or authorized representative may review pertinent documents and may submit issues and comments in writing.

If such a request is made, the Administrative Committee will make a full and fair review of the denial of the claim and will make a decision no later than 60 days after receipt of the request, unless special circumstances (such as further investigation) require an extension of time in which case a decision will be made as soon as possible, but no later than 120 days after receipt of the request for review. Written notice of the extension will be given to the person before the start of the extension. The decision on the review will be in writing and will include specific reasons for the decision and specific references to the pertinent provision of the Plan on which the decision is based.

No person eligible for benefits under the Plan has a right to seek review of a denial of benefits--or to bring any action to enforce a claim for benefits--in any court, prior to filing a claim for benefits and exhausting all rights described in this section.

If you misrepresent a claim

When you file a claim for benefits, you certify that the statements you make on the claim form are complete and accurate to the best of your knowledge. If you misrepresent information or file a fraudulent claim, you will be responsible for repaying any benefits based on that claim.

ADMINISTRATIVE INFORMATION

This section provides important legal and administrative information you may need, such as:

 .    how to contact the Plan Administrator or plan trustee; and

 .    information about the recordkeeper and how to contact the recordkeeper, if necessary.

--------------------------------------------------------------------------------

Plan sponsor and Administrator

The Plan is sponsored by Baxter. The Administrative Committee is the Plan Administrator. Each year, the Compensation Committee of Baxter's Board of Directors appoints the members of the committee. The Administrative Committee has broad discretion to interpret plan provisions, including, but not limited to, ambiguous terms. All decisions of the Administrative Committee are conclusive and binding on all parties. The Plan Administrator's address is:

Administrative Committee
c/o Employee Benefits Management Department
Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois  60015
847-948-2000

Baxter's address is the same as that of the Administrative Committee.

Plan identification

When dealing with or referring to the IIP in terms of claim appeals or other correspondence, you will receive a more rapid response if you identify the Plan fully and accurately. To identify the Plan, you need to use Baxter's employer identification number (EIN): 36-0781620. You also need to know the Plan's official name and number. The official name of the IIP is the Baxter International Inc. and Subsidiaries Incentive Investment Plan, and the plan number is 023.

Trustee

Your IIP account is held under a recordkeeping system maintained by State Street Bank. The assets of the Plan are managed by the Investment Committee, whose members are appointed by the Finance Committee of Baxter's Board of Directors. The Investment Committee uses the services of professional investment managers to invest certain assets of the Plan.

The assets are held in trust by the trustee, State Street Bank. The trustee can be reached at the following address:

State Street Bank and Trust Company
P. O. Box 1389
Boston, Massachusetts 02104-1389

Agent for service of legal process

The agent for service of legal process on the Plan is:

Senior Vice President and General Counsel
Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015

Legal process may also be served on the Plan Administrator or the trustee.

Employers

A complete list of the employers sponsoring the Plan may be obtained by participants and beneficiaries upon written request to the Plan Administrator, and is available for examination by participants and beneficiaries.

Plan year

January 1 through December 31.

STATEMENT OF ERISA RIGHTS

As a participant in the IIP, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).

--------------------------------------------------------------------------------

ERISA provides that all plan participants shall be entitled to:

 .    Examine (without charge) at the Plan Administrator's office and at other specified locations--such as work sites and union halls--all plan documents. These may include insurance contracts, collective bargaining agreements and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

 .    Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The administrator may make a reasonable charge for the copies.

 .    Receive a summary of the Plan's annual financial report. The Plan
     Administrator is required by law to furnish each participant with a copy of this summary annual report.

 .    Receive a written explanation of the reason for the denial if your claim for a benefit is denied--in whole or in part. You have the right to have the Plan review and reconsider your claim.

 .    Obtain a statement telling you the amount of your benefit under the Plan.
     This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries," have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries.

No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your ERISA rights.

Under ERISA, there are steps you can take to enforce your ERISA rights. For instance:

 .    If you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials--unless the materials were not sent because of reasons beyond the control of the administrator.

 .    If you have a claim for benefits which is denied or ignored--in whole or in part--you may file suit in a state or federal court.

 .    If it should happen that plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your ERISA rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

If you file a suit against the Plan, the court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees--for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.